Exhibit 99.1

News Release

CONTACT:	Steve Dale (Media) (612) 303-0784
Judith T. Murphy (Analysts) (612) 303-0783
U.S. BANK ACQUIRES FIRST COMMUNITY BANK
THROUGH AN FDIC FACILITATED TRANSACTION
MINNEAPOLIS (January 28, 2011) — U.S. Bancorp (NYSE: USB) announced today that, effective immediately, its lead bank, U.S. Bank National Association, has acquired the banking operations of First Community Bank, a subsidiary of First State Bancorporation (Pink Sheets: FSNM), from the Federal Deposit Insurance Corporation (FDIC).
Under the terms of this transaction, U.S. Bank will receive approximately $2.1 billion of assets and assume approximately $2.1 billion of liabilities, including $1.8 billion of insured and uninsured deposits, of First Community Bank. U.S. Bank will not acquire any assets or liabilities of First Community Bank’s parent holding company, First State Bancorporation, headquartered in Albuquerque, New Mexico.
“This acquisition is an extension of U.S. Bank’s banking franchise into its 25th contiguous state, and it immediately establishes us as one of the top three banks in terms of market share in the attractive New Mexico market. It is a great fit for both companies since First Community Bank and U.S. Bank share a similar community banking model which will help to ensure a smooth transition for customers and employees,” noted John Elmore, executive vice president of community banking at U.S. Bank. “Our community banking strategy has proven to be very successful and includes local decision making, strong community involvement and leadership combined with the consumer and business banking products and services of the nation’s fifth largest bank. This purchase of 38 First Community Bank branches in New Mexico (35 branches) and Arizona (3 branches) presents a great opportunity for us to deepen customer relationships by offering U.S. Bank’s extensive mix of products and services to more than 50,000 new deposit customers, and we expect to increase our presence further in this new state through future de novo branch expansion.”
The acquisition of the banking operations of First Community Bank is structured as a whole bank purchase and assumption transaction without a loss share agreement. U.S. Bank conducted extensive credit due diligence, and purchased First Community Bank for an asset discount of approximately $380 million. The transaction exceeds all internal hurdles for financial returns with very conservative loan loss assumptions.
All First Community Bank branches will continue to operate under their current name and will be re-branded as U.S. Bank branches in the near future. First Community Bank customers should continue to conduct their banking as they have in the past. U.S. Bank will soon be providing additional information to First Community Bank customers about this transaction. First Community Bank customer deposits are now backed by the financial strength and security of U.S. Bank.
If customers of First Community Bank have any questions regarding their accounts involved in this transaction, they should contact their local branch, visit www.fcbnm.com or use their typical customer service channels.

Additional information regarding this transaction is included in a brief presentation posted on the U.S. Bank website. To access the presentation, please go to www.usbank.com and click on “About U.S. Bank” and then click on “Press Releases” under the Media Relations heading located on the bottom of the page.
U.S. Bancorp, with $308 billion in assets as of Dec. 31, 2010, is the parent company of U.S. Bank, the fifth largest commercial bank in the United States. The company operates 3,031 banking offices in 24 states and 5,310 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.
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Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk. Finally, there can be no assurance that we will realize the anticipated benefits of the acquisition of the banking subsidiaries of First State Bancorporation.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.